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This Service Agreement ("Agreement") is made and entered into by and between
NETIXS Communications and the Customer ("Customer") listed below, and shall take effect as of the effective date as indicated in the NETIXS Communications service request form attached.

1. SERVICE DATE. The Service Date shall be the date any NETIXS Communications Services ordered under this Agreement are first available for use by the Customer.

2.   SERVICE STANDARDS. If customer's service suffers outage of more than ten
     (10) consecutive minutes. NETIXS Communications will credit customer for one day of service. 30 Day Installation Guarantee for Customers within Standard Service Area. Dedicated Internet Access service and Collocation is backed by the NETIXS Standard Service Level Agreement that has two components: a Service Delivery SLA and a Network Performance SLA. Network Performance Guarantee (all measurements based on monthly average), 99.99% Port Availability, 99% Packet Delivery Guarantee (for all types of packets).

3. INITIAL TERM. The Initial Term shall be for 24 months for the Agreement, beginning on the Service Date.

4. RENEWAL. The Agreement shall renew automatically for additional 12-month terms unless notification of non-renewal is provided by either party not less than 30 days prior to the expiration of the Initial Term or renewal period.

5. CANCELLATION OR TERMINATION. The Agreement is cancelable with a minimum termination fee 25% of the remaining contract price for the remaining term of the agreement Payable to NETIXS Communications. Customer will assume all liability and penalty by any 3rd party telco. The Agreement is cancelable by Youbet.com in the event the above service standards (reference item 2. Service Standards) are not met, or in the event of multiple outages within a single day, or multiple outages of a similar nature within a month, Youbet.com shall have the right, at their discretion, to terminate this contract with 90 days written notice, without penalty or termination fee.

6. PAYMENT. Initial Fees are payable in advance of order. Monthly Fees will be billed monthly in advance beginning one month from the Service Date. Payment of Monthly Fees are due upon receipt of invoice, and are delinquent if not received within 15 days. Any Fees not received 30 days from the date of invoice are subject to a late charge of 1 1/2% per month.

7. TAXES. Customer agrees to pay any sales, use, gross receipts, excise, access, bypass or other local, state and Federal taxes or charges, imposed on or based upon the provision, sale or use of the NETIXS Communications Services.

8. INTERRUPTION OF SERVICES. Services may be interrupted if any fees remain unpaid 30 days from date of invoice, or if Customer engages in any conduct or activities which NETIXS Communications in its responsible discretion believes violates any of the term of this Agreement.

9. ASSIGNMENT. Customer shall not, without prior written consent of NETIXS Communications, which shall not be unreasonably withheld, assign, transfer or in any other manner dispose of, any of its rights, privileges, or obligations under this Agreement.

10. CUSTOMER EQUIPMENT AND FACILITIES. Customer shall at its own expense undertake all necessary preparations to comply with NETIXS Communications' installation instructions. If Customer Is not ready to accept NETIXS Communications Services 30 days after the Planned Service Date, NETIXS Communications may begin billing Monthly Fees using the Planned Service Date as the Service Date. Customer is responsible for the use, compatibility and maintenance of all Customer owned equipment.

11. LETTER OF AGENCY (LOA). Customer hereby authorizes NETIXS Communications to act on its behalf with the Local Exchange Carriers and others for the provisioning of local access required as part of the NETIXS Communications Services. This LOA shall remain in effect until cancellation by Customer in writing.

12. ACCEPTABLE USE. NETIXS Communications Services may only be used for lawful purposes. Transmission of any material in violation of any Federal, state or local regulation is prohibited. This includes without limitation material protected by trade secret, copyrighted material, and material legally judged to be threatening or obscene, any access to and use of other networks connected to NETIXS Communications, including the Internet, must comply with the rules and behavior guidelines of that network.

13. THE GUARANTEE. In consideration of Customer's commitment to use NETIXS Communications Service for the specified Term and the monthly Commitment level, NETIXS Communications agrees to provide the Customer dedicated Internet or Collocation services for the duration of this Agreement at the NETIXS Rates in effect on the Effective Date.

14. CIRCUMSTANCES. Under no circumstances shall NETIXS Communications or its affiliates be liable for any direct, indirect, incidental, special, punitive or consequential damages that result in any way from the use of or inability to use NETIXS Communications Services, or Customer's reliance on or use of information, services or merchandise provided on or via NETIXS Communications Services, or that result from mistakes, omissions, interruptions, deletion of files, errors, defects, delays in operation, or transmission, or failure of performance.

15. INDEMNITY. Customer agrees to defend, indemnify and hold NETIXS Communications and its affiliates harmless from any and all liabilities, costs and expenses, including reasonable attorney's fees, settlement payments and any damages awarded related to or arising from: (1) any violation of this Agreement by Customer or its affiliates; (2) the use of NETIXS Communications Services or the placement or transmission of any message, information, software or other materials on any other network connected to NETIXS Communications; (3) negligent acts or omissions of Customer or its in connection with the construction, installation, maintenance, presence, use or removal of systems, channels, equipment, or software not provided by NETIXS Communications which are connected or are to be connected to NETIXS Communications Services; and (4) claims for infringement arising from the use of equipment and software, apparatus and systems not provided by NETIXS Communications.

16. DISPUTES. This agreement shall be construed in accordance with the laws of the state of California. For purposes of Venue and Jurisdiction, this Agreement shall be deemed made and to be performed in the City of Los Angeles, CA.

17. ENTIRE AGREEMENT. This Agreement supersedes all prior representations, agreements and understandings whether oral or implied, and may only be modified in writing.

                               AGREED TO AND ACCEPTED:



[ILLEGIBLE]                      [ILLEGIBLE]              3/3/1999
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YOU BET             Date           NETIXS                        Date